EXHIBIT 21

SUBSIDIARIES OF

HOMELAND SECURITY CAPITAL CORPORATION

Name, Address And Headquarters	Place of Incorporation

Fiducia Real Estate Solutions, Inc. 4601 Fairfax Drive Suite 1200 Arlington, VA 22203	Delaware, USA

Timios, Inc. 5716 Corsa Avenue Suite 102 Westlake Village, CA 91362	Delaware, USA

Timios Appraisal Management, Inc.	Delaware, USA
Penn Center West
Suite 404 Pittsburgh, PA 15276

Timios Escrow, Inc. 134 E Walker Street Orland, CA 95963	California, USA

Default Servicing USA, Inc. Penn Center West Suite 404 Pittsburgh, PA 15276	Delaware, USA